UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                          SGL Carbon Aktiengesellschaft
             -------------------------------------------------------
                                (Name of issuer)

                              Ordinary Shares o.N.
             -------------------------------------------------------
                         (Title of class of securities)

                                    784188203
             -------------------------------------------------------
                                 (CUSIP number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

                                ( ) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                ( ) Rule 13d-1 d)

-------------------                                           ------------------
CUSIP No. 784188203                   13G                     Page 2 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH                       41,787
REPORTING                 ------------------------------------------------------
PERSON WITH                  6      SHARED VOTING POWER

                                     958,034
                          ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                     55,117
                          ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                     958,034
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,013,151*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.7%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

-------------------                                           ------------------
CUSIP No. 784188203                   13G                     Page 3 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Fonds Holding GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH                       0
REPORTING                 ------------------------------------------------------
PERSON WITH                  6      SHARED VOTING POWER

                                     810,704
                          ------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER

                                    0
                          ------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                     810,704
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         810,704*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.8%1*
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this percentage is the percentage of securities reported by DWS Investment GmbH on the following cover page.

-------------------                                           ------------------
CUSIP No. 784188203                   13G                     Page 4 of 10 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES        5      SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH                  0
REPORTING            -----------------------------------------------------------
PERSON WITH             6      SHARED VOTING POWER

                               735,365
                     -----------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               0
                     -----------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                               735,365
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         735,365
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.5%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

           SGL Carbon Aktiengesellschaft (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

           The  address  of  the  Issuer's   principal   executive   offices  is
Rheingaustrasse 182, 65203 Wiesbaden, Federal Republic of Germany.

Item 2(a). Name of Person Filing:

           This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Fonds Holding GmbH ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons"). This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(b). Address of Principal Business Office or, if none, Residence:

           The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

           The principal place of business of DWS Group is Feldbergstrasse 22, 60323, Franfurt, Federal Republic of Germany.

           The principal place of business of DWS is Gruneburgweg 113-115, 60323 Frankfurt, Federal Republic of Germany.

Item 2(c). Citizenship:

           The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d). Title of Class of Securities:

           The title of the securities is ordinary shares, nominal value DM 5 per share, which also includes securities held in the form of American Depositary Receipts (the "Ordinary Shares").

Item 2(e). CUSIP Number:

           The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           (a) ( )    Broker or dealer registered under section 15 of the Act;

           (b) ( )    Bank as defined in section 3(a)(6) of the Act;

           (c) ( ) Insurance Company as defined in section 3(a)(19) of the Act;

           (d) ( )    Investment  Company  registered  under  section  8 of  the
                         Investment Company Act of 1940;

           (e) ( )    An  investment  adviser  in  accordance  with  Rule  13d-1
                      (b)(1)(ii)(E);

           (f) ( ) An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

           (g) ( ) A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

           (h) ( ) A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

           (i) ( )    A church plan that is excluded  from the  definition of an
                      investment   company   under   section   3(c)(14)  of  the
                      Investment Company Act of 1940;

           (j) ( )    Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1 (c), check this box. (x)

Item 4.    Ownership.

           (a)        Amount beneficially owned:

                                 Each of the  Reporting  Persons owns the amount
                      of the Ordinary Shares as set forth on the applicable cover page.

           (b)        Percent of class:

                                 Each  of  the   Reporting   Persons   owns  the
                      percentage of the Ordinary Shares as set forth on the applicable cover page.

           (c)        Number of shares as to which such person has:

                      (i)        sole power to vote or to direct the vote:

                                            Each of the  Reporting  Persons  has
                                 the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                      (ii)       shared power to vote or to direct the vote:

                                            Each of the  Reporting  Persons  has
                                 the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                      (iii)      sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                            Each of the  Reporting  Persons  has
                                 the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                      (iv) shared power to dispose or to direct the disposition of:

                                            Each of the  Reporting  Persons  has
                                 the shared power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Other than the Ordinary Shares over which DBAG exercises sole voting or disposition power, investment management clients of the subsidiaries listed in item 7 below have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           The following are subsidiaries of DBAG and/or DWS Group which acquired the Ordinary Shares included in the figures on the cover pages: DWS Investment GmbH; Deutsche Vermogensbildungsgesellschaft mbh; DWS Investment Management S.A. Luxemburg; Deutsche Asset Management Group Limited; Deutsche Asset Management Limited; Deutsche Asset Management (International) Limited; DB Gestion Sociedad Gestora de Instituciones de Inversion Colectiva, Sociedad Anonima; Deutsche Asset Management SGR SpA; Deutsche Asset Management Investmentgesellschaft GmbH; Deutsche Asset Management SA, Paris; and Deutsche Funds Management Ltd.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2001

                                                DEUTSCHE BANK AG

                                                By: /s/ Karl-Heinz Baumann
                                                   -----------------------------
                                                   Name:   Karl-Heinz Baumann
                                                   Title:  Director

                                                By: /s/ Christoph Kirschhofer
                                                   -----------------------------
                                                   Name:   Christoph Kirschhofer
                                                   Title:  Director

                                                                       EXHIBIT 2

                     Consent of Deutsche Fonds Holding GmbH

     The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 8, 2001

                                             Deutsche FOnds Holding GmbH

                                             By: /s/ Ralf Ring
                                                --------------------------------
                                                Name:   Ralf Ring
                                                Title:  Head of Compliance (DWS)

                                             By: /s/ Susan Seidel
                                                --------------------------------
                                                Name:   Susan Seidel
                                                Title:  Compliance (DWS)

                                                                       EXHIBIT 2

                         Consent of DWS Investment GmbH

     The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 8, 2001

                                             DWS INVESTMENT GMBH

                                             By: /s/ Ralf Ring
                                                --------------------------------
                                                Name:   Ralf Ring
                                                Title:  Head of Compliance (DWS)

                                             By: /s/ Susan Seidel
                                                --------------------------------
                                                Name:   Susan Seidel
                                                Title:  Compliance (DWS)